Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Addex Therapeutics Ltd

Geneva, Switzerland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-effective Amendment No. 3 to Registration Statement (Registration No. 333-271611) of our report dated March 30, 2023, relating to the consolidated financial statements of Addex Therapeutics Ltd appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO AG

/s/ Christoph Tschumi	/s/ Nigel Le Masurier
Christoph Tschumi	Grégoire Weber

Zurich, August 10, 2023